Exhibit 21.1

SUBSIDIARIES

1.	Nasdaq Global Funds, Inc. (incorporated in Delaware)

2.	Nasdaq International Marketing Initiatives, Inc. (incorporated in Delaware)

3.	Nasdaq Canada Inc. (organized in Canada)

4.	Nasdaq LTDA (incorporated in Brazil)

5.	Nasdaq International Limited (organized in the United Kingdom)

6.	The Nasdaq Stock Market Educational Foundation, Inc. (incorporated in Delaware) (non-profit)

7.	Nasdaq Insurance Agency LLC (organized in New York)

8.	Nasdaq Technology Services, LLC (organized in Delaware)

9.	Toll Associates, LLC (organized in Delaware)

10.	Brut, Inc. (incorporated in Delaware)

11.	Brut, LLC (organized in Delaware)

12.	Nasdaq Execution Services, LLC (organized in Delaware)

13.	Carpenter Moore Insurance Services, Inc. (incorporated in California)

14.	Carpenter Moore (San Francisco), LLC (organized in Delaware)

15.	Direct Report Corporation (incorporated in Delaware)

16.	Independent Research Network, LLC (60% owned by the Company) (organized in Delaware)

17.	Inet Holding Company, Inc. (incorporated in Delaware)

18.	Inet Futures Exchange, LLC (organized in Delaware)

19.	Inet Stock Exchange, LLC (organized in Delaware)

20.	INET Technology Services, LLC (organized in Delaware)

21.	INET Clearing, LLC (organized in Delaware)

22.	Island Execution Services, LLC (organized in Delaware)

23.	Nasdaq Global Funds (Ireland) Limited (organized in Ireland)

24.	Norway Acquisition Corp. (incorporated in Delaware)

25.	Shareholder.com, Inc. (incorporated in Delaware)

26.	Shareholder.com B.V. (organized in the Netherlands)

27.	The NASDAQ Stock Market, LLC (organized in Delaware)